Exhibit 99.1

November 15, 2006

Press Release

Source: Medical D-Tect-OR, LLC

d-Tect-OR™ announces the Development of a Foreign Object Detection System for use in Hospital Operating Rooms

Tulsa, OK - November 15, 2006 - d-Tect-OR™ seeks to eliminate the human suffering and financial losses that result from a surgical team's inadvertent failure to locate and remove all surgical instruments and surgical supplies from a patient during surgery.

Utilizing technology that has been contributed by EnXnet, Inc. (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW), d-Tect-OR™ has developed a Foreign Object Detection System that uses a hand held wand and has patented the system. This system is capable of detecting surgical instruments and surgical products such as gauze, laparotomy sponges, and OR towels manufactured with d-Tect-OR's™ detection technology. Additionally, this system has a dual modality and is capable of locating surgical instrumentation left in the body during a surgical procedure. One additional advantage with this capability is that the wand will be able to locate expensive instrumentation that may have inadvertently been tossed out during a procedure.

The impact to the health care industry resulting from foreign objects left in the body during surgery is evident in the following articles. An August 2005 article in Clinical Nuclear Medicine concluded that incidences of retained surgical sponge are as frequent as 1 in 100 to 3,000 for all surgical interventions and 1 in 1,000 to 1,500 for intra- abdominal surgical interventions. Another study estimated 1 in 100 to 5,000 with a resulting mortality rate of 11% to 35%. The human suffering and financial cost of these errors is tremendous.

The d-Tect-OR™ Foreign Object Detection System not only has the great potential to save these lives, but it will also benefit the health care industry in three major areas; the hospital's cost to litigate, the cost to the hospital to re-operate to remove the foreign object, and the ultimate legal settlement. If you have questions or would like additional information, please use the contact information that follows to make inquiries.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Garrett Bolks
Medical D-Tect-OR, LLC
918-605-1243
gbolks@yahoo.com

or

For EnXnet Investor Relations:
Integrated Capital Partners, Inc.
Phone: 908-204-0004